EXHIBIT 10.1

Mutual Termination Agreement

This mutual termination agreement is made and entered into this 7th day of January, 2013, by and between Sputnik Enterprises, Inc., hereinafter Company and iScore Golf, LLC and its members, hereinafter iScore.

Whereas, Company and iScore entered into an Agreement for the Exchange of Common Stock dated December 24, 2012, and

Whereas, Company and iScore desire to mutually terminate the transaction and agreement.

Now therefore, for valuable consideration, the receipt of which is hereby acknowledged, the Company and iScore agree to:

1. Mutually terminate the agreement referenced herein whereby Company was to acquire iScore.

2. Mutually release each other of any claims or liabilities of any kind or nature.

This mutual termination is made effective as of the date first written above.

Sputnik Enterprises, Inc.		iScore Golf, LLC

By:	/s/ Anthony Gebbia	By:	/s/ R. Thomas Kidd
	Anthony Gebbia, CEO		R. Thomas Kidd Managing Member